Exhibit 3.4

CERTIFICATE OF FORMATION

OF

GREAT LAKES DREDGE & DOCK COMPANY, LLC

This Certificate of Formation of Great Lakes Dredge & Dock Company, LLC (the “Company”), dated July 12, 2004, is being duly executed and filed by Eric L. Jacobson, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company hereby formed is “Great Lakes Dredge & Dock Company, LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Eric L. Jacobson
Name:	Eric L. Jacobson
Title:	Authorized Person